April 16, 2007	EXHIBIT 10.15

Mr. Greg Willis
322 Highlands
Union Grove, AL  35175

Dear Mr. Willis:

The purpose of this letter is to confirm your continuing employment with Lakeland Industries, Inc. on the following terms and conditions:

1.	THE PARTIES

This is an Agreement between Greg Willis, residing at 322 Highlands, Union Grove, AL 35175 (hereinafter referred to as “you”), and Lakeland Industries, Inc., a Delaware corporation, with a principal place of business located at 701-7 Koehler Avenue, Ronkonkoma, NY 11779- 7410 (hereinafter the “Company”).

2.	TERM

The term of the Agreement shall be for a 2 year period, from May 1, 2007 through and including April 30, 2009.

3.	CAPACITY

You shall be employed in the capacity of Executive Vice President of Lakeland Industries, Inc. or such other position or positions as may be determined from time to time by the Company.

You agree to devote your full time and attention and best efforts to the faithful and diligent performance of your duties to the Company and shall serve and further the best interests and enhance the reputation of the Company to the best of your ability.

4.	COMPENSATION

As full compensation for your services, you shall receive following from the Company:
(a)	A base annual salary of $200,000.00 payable bi-weekly (the “Base Salary”); and
(b)
Participation, if and when eligible, in the Company’s pension plan, profit sharing plan, medical and disability plans, stock appreciation rights plan, stock option plans and/or ESOP. 401(k) plans when any such plans become effective; and

(c)
Such benefits as are provided from time to time by the Company to its officers and employees; provided however that your annual vacation shall be for a period of 4 weeks, with no more than 2 such weeks taken at any one time; and

(d)	A commission structure shall be an override on gross sales as follows:
Disposable Tyvek	.1%
Disposable non Tyvek	.3%
Chemical	.4%
Highland	.6%
Weifang	.4%
Maytung	.4%
Woven / fire	.5%
Mifflin	.5%

Such commission structure pertains to the year ending April 30, 2008 and is subject to change for the year ending April 30, 2009, based on market conditions.

(e)	An automobile allowance in the amount of $750 per month, subject to on-going review and discretion of the Company; and

(f)	Reimbursement for any dues and expenses incurred by you that are necessary and proper in the conduct of the Company’s business; and

(g)	An annual bonus as set forth in Section 5 of this Agreement (the “Annual Bonus”).

5.	ANNUAL BONUS

In May of each year commencing in 2007, you may be awarded a discretionary bonus based on the efficient and successful realization of objectives and goals to be set by the Chief Executive Officer in consultation with you and additionally any other goals set by the Compensation Committee of the Board of Directors.

6.	NON-COMPETITION/SOLICITATION/CONFIDENTIALITY

During your employment with the Company and for one year thereafter, you shall not, either directly or indirectly, as an agent, employee, partner, stockholder, director, investor or otherwise, engage in any business in competition with the business activities of the Company within the Company’s market area(s).  You shall also abide by the Code of Ethics Agreement and other Corporate Governance Rules.  You shall disclose prior to the execution of this Agreement (or later on as the case may be) all business relationships you presently have or contemplate entering into or enter into in the future that might affect your responsibilities or loyalties to the Company.

During the term of your employment and for one year thereafter, you shall not, directly or indirectly, hire, offer to hire or otherwise solicit the employment of any employee of the

Company on behalf of yourself or any other business or entity that competes with the business activities engaged in by the Company within the Company’s market area(s).

Except as may be required to perform your duties on behalf of the Company, you agree that during your employment and for a period of one year thereafter, you shall not, directly or indirectly, solicit, service, or accept business from, on your own behalf or on behalf of any other business or entity, any customers or potential customers of the Company with whom you had contact during your employment or about whom you acquired confidential information during your employment.

Except as required in your duties to the Company, you shall not at any time during or after your employment, directly or indirectly, use or disclose any confidential or proprietary information relating to the Company or its business or customers which is disclosed to you or known by you as a consequence of or through your employment by the Company and which is not otherwise generally obtainable by the public at large.

In the event that any of the provisions in this paragraph 6 shall ever be adjudicated to exceed limitations permitted by applicable law, you agree that such provisions shall be modified and enforced to the maximum extent permitted under applicable law.

7.	TERMINATION

You or the Company may terminate your employment prior to the end of the Term upon written notice to the other party in accordance with the following provisions:

(a)
Death.  Your employment shall terminate on the date of your death.  Your Base Salary (as in effect on the date of death) shall continue through the last day of the month in which your death occurs.  Payment of your Base Salary shall be made to your estate or your beneficiary as designated in writing to the Company.  Your estate or designated beneficiaries as applicable shall also receive a pro-rata portion of the Annual Bonus, if any, determined for the fiscal year up to and including the date of death which shall be determined in good faith by the Compensation Committee of the Board of Directors.  Your beneficiaries shall also be entitled to all other benefits generally paid by the Company on an employee’s death.

(b)
Disability.  Your employment shall terminate if you become totally disabled.  Your shall be deemed to be totally disabled in you are unable, for any reason, to perform any of your duties to the Company, with or without a reasonable accommodation, for a period of 90 consecutive days or for periods aggregating 120 days in any period of 180 consecutive days.

(c)
Cause.  The Company may terminate your employment for “Cause”, which shall mean termination based upon: (i) your failure to substantially perform your duties with the Company, after a written demand for such performance is delivered to you by the Company, which identifies the manner in which you have not performed your duties, (ii) your commission of an act of fraud, theft, misappropriation, dishonesty or embezzlement, (iii) your conviction for a felony or pleading nolo contendere to a felony, (iv) your failure to follow a lawful directive of management, or (v) your material breach of any provision of this Agreement.  In the event of a termination for Cause, the Company shall pay you, within thirty days of such termination, that portion of your Base Salary which is accrued but unpaid as of the date of such termination and any other benefits accrued prior to the date of termination under this Agreement.

(d)
Other Termination.  Should you decide to leave the Company, you will provide the Company with 45 days written notice.  Should the Company decide to terminate you for any reason other than as set forth above, it shall have the right to buy out your contract rights herein for 6 months Base Salary and any commissions and bonus due you on the date of termination and what you would have been paid in commissions for 6 months after the date of termination calculated from the prior six months of commissions, all concomitant with your execution of the Company’s standard severance agreement and release.

8.	NOTICES

Any notices required to be given under this Agreement shall, unless otherwise agreed to by you and the Company, be in writing and by certified mail, return receipt requested and mailed to the Company at its headquarters at 701 Koehler Avenue, Suite 7, Ronkonkoma, NY  11779-7410 or to you at your home address at 322 Highlands, Union Grove, AL  35175.

9.	ASSIGNMENT AND SUCCESSORS

The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors of the Company.  This Agreement may not be assigned by the Company unless the assignee or successor (as the case may be) expressly assumes the Company’s obligations hereunder in writing.  In the event of a successor to the Company or the assignment of the Agreement, the term “Company” as used herein shall include any such successor or assignee.

10.	WAIVER OR MODIFICATION

No waiver or modification in whole or in part of this Agreement or any term or condition hereof shall be effective against any party unless in writing and duly signed by the party sought to be bound.  Any waiver of any breach of any provision hereof or right or power by any party on one occasion shall not be construed as a waiver of or a bar to the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

11.	SEPARABILITY

Any provision of this Agreement which is unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without effecting the remaining provisions hereof, which shall continue in full force and effect.  The unenforceability or invalidity of any provision of the Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.	GOVERNING LAW AND ARBITRATION

This Agreement shall be interpreted and construed in accordance with the laws of the State of New York without regard to its choice of law principles.  Any dispute, controversy or claim of any kind arising under, in connection with, or relating to this Agreement or your employment with the Company shall be resolved exclusively by binding arbitration.  Such arbitration shall be conducted in New York City in accordance with the rules of the American Arbitration Association (“AAA”) then in effect.  The costs of the arbitration (fees to the AAA and for the arbitrator(s)) shall be shared equally by the parties, subject to apportionment or shifting in the arbitration award.  In addition, the prevailing party in arbitration shall be entitled to reimbursement by the other party for its reasonable attorney’s fees incurred.  Judgment may be entered on the arbitration award in any court of competent jurisdiction.

13.	HEADINGS

The headings contained in this Agreement are for convenience only and shall not effect, restrict or modify the interpretation of this Agreement.

LAKELAND INDUSTRIES, INC.

	By:	/s/Eric O Hallman
Eric O. Hallman

AGREED AND ACCEPTED	By:	/s/John J Collins
John J. Collins

/s/Greg Willis	By:	/s/A John Kreft
Greg Willis		A. John Kreft
Executive Vice President
	By:	/s/Michael Cirenza
Michael Cirenza

	By:	/s/Stephen Bachelder
Stephen Bachelder

Board of Directors
Compensation Committee

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